Exhibit 5.1

Golenbock Eiseman Assor Bell & Peskoe LLP
711 Third Avenue
New York, New York 10017

January 23, 2017

Imprimis Pharmaceuticals, Inc.
12264 El Camino Real, Suite 350
San Diego, CA 92130

Ladies and Gentlemen:

We have acted as counsel to Imprimis Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), relating to the sale from time to time by certain selling stockholders of an aggregate of 10,725,969 shares (the “Shares”) of common stock, $0.001 par value per share, of the Company (the “Common Stock”). The Shares consist of (i) 5,257,828 outstanding shares (the “Issued Shares”) of Common Stock and (ii) 5,468,141 shares (the “Warrant Shares”) of Common Stock that may be acquired upon exercise of outstanding warrants (“Warrants”). The Shares may be sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus and pursuant to Rule 415 under the Securities Act.

We have examined and reviewed only such documents, records and matters of law as we have deemed necessary or appropriate for the purpose of rendering the opinion set forth herein. Insofar as the opinion set forth herein is based on factual matters in connection with, among other things, the issuance of the Shares, which factual matters are authenticated in certificates from certain officers of the Company, we have relied on such certificates. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies.

On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that (a) the Issued Shares have been duly authorized and validly issued and are fully paid and non-assessable and (b) the Warrant Shares issuable upon exercise of the Warrants have been duly authorized, and upon issuance in conformity with and pursuant to terms and conditions of the Warrants, and following receipt by the Company of the consideration therefor as specified in the Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable.

We express no opinion as to the applicability or effect of any laws, orders or judgments of any state or other jurisdiction other than federal securities laws and the General Corporation Law of the State of Delaware. Further, this opinion is based solely upon existing laws, rules and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof. This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

This opinion is issued to you solely for use in connection with the Registration Statement and is not to be quoted or otherwise referred to in any financial statements of the Company or any other document, nor is it to be filed with or furnished to any government agency or other person, without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus which forms part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission adopted under the Securities Act.

Very truly yours,
/s/ Golenbock Eiseman Assor Bell & Peskoe LLP